EXHIBIT 1

First Manhattan Co. Issues Statement on Expected REMS Modification for Qsymia

NEW YORK--(BUSINESS WIRE)--First Manhattan Co. (FMC), an owner-operated investment advisory firm and the beneficial holder of approximately 9.1 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today issued the following statement in anticipation of the expected announcement from Vivus that its obesity treatment Qsymia has received a modification in its Risk Evaluation and Mitigation Strategy (REMS):

“The REMS modification for Qsymia, which VIVUS should obtain, will be a step forward. It is necessary but not sufficient for Qsymia’s success. In the right hands, retail distribution through certified pharmacies would enable Qsymia to reach the drug’s full potential for Vivus shareholders. Achieving this goal requires a new commercial strategy, including the execution of the right partnership strategy. Qsymia should be the drug of choice for many Americans suffering from obesity and its devastating medical consequences.

FMC has notified Vivus that it intends to nominate six highly qualified directors at the Company’s 2013 annual meeting of stockholders. The FMC nominees are independent of management and will provide objective stewardship of Qsymia’s commercialization. They will seek out all the facts, not just the views favored by management. The FMC nominees have deep experience in pharmaceutical commercialization, regulatory affairs, public-company finance, and turnaround expertise. They are committed to fixing the fundamental problems at Vivus, reversing the failed Qsymia launch and creating durable value for all Vivus shareholders.”

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS

OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, MICHAEL JAMES ASTRUE, JON C. BIRO, JOHANNES J.P. KASTELEIN, SAMUEL F. COLIN, DAVID YORK NORTON, HERMAN ROSENMAN, ROLF BASS AND MELVIN L. KEATING (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FIRST MANHATTAN WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY FIRST MANHATTAN WITH THE SEC ON MARCH 8, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Contacts

The Abernathy MacGregor Group
Chuck Burgess / Mike Pascale
212-371-5999
clb@abmac.com / mmp@abmac.com